CONSENT

This WRITTEN CONSENT ("Consent") is executed by and on behalf of the undersigned holder (the "Holder") of shares of the Series D Convertible Preferred Stock, par value $0.01 ("Series D Preferred Shares"), of DIRT Motor Sports, Inc., d/b/a World Racing Group, Inc. (the "Company"), as of the date set forth below, in accordance and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

    The Holder currently holds Series D Preferred Shares with a stated value of $3,000 per share. Each Series D Preferred Share is convertible into 1,000 shares of the Company's common stock ("Common Stock"). Holder also holds certain warrants (the "Warrants") to purchase shares of the Company's Common Stock.

    Subject to the terms and conditions set forth in this Consent, the Holder hereby consents as follows:

      The exchange (the "Series D Exchange") of each of Holder's Series D Preferred Shares, which are currently convertible into 1,000 shares of Common Stock, for 3,000 shares of Common Stock of the Company (the "Exchange Shares") for each Series D Preferred Share held by such Holder; provided, however, if as a result of the foregoing, the Holder or any of its affiliates, individually or in the aggregate would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) more than 4.999% [9.999%] of the Company's issued and outstanding Common Stock ("Threshold Amount"), the Holder's Series D Preferred Shares would be exchanged for Exchange Shares, rounded to the nearest whole share, up to the Threshold Amount, and the remaining Series D Preferred Shares would be exchanged for Series E Preferred Stock ("Series E Preferred") convertible into the number of shares of Common Stock equal to the difference between the aggregate number of Exchange Shares to be issued to the Holder and the actual number of Exchange Shares issued in accordance with this Paragraph 2.a. The Certificate of Designation of the Relative Rights and Preferences of the Series E Preferred, as filed with the Delaware Secretary of State, is attached to this Consent as Exhibit A. The Series E Preferred is intended to be a Common Stock equivalent; and

      The filing of a Certificate of Amendment (the "Certificate of Amendment") with the Secretary of State of the State of Delaware to provide for each Series D Share to be exchanged for the Exchange Shares, in substantially the form attached hereto as Exhibit B.

    In consideration for the execution of this Consent and the cancellation and surrender of the Warrants held by each Holder of Series D Preferred Stock executing this Consent, the Company shall issue to Holder shares of Common Stock (the "Warrant Exchange Shares") at the ratio of two shares of Common Stock (or Series E Preferred as described above) for every three Warrants held by such Holder. In the event the Holder does not return an executed Consent to the Company by the Consent Deadline, as defined below, the exercise price of the Warrants shall be reduced only in accordance with the terms and conditions set forth in the applicable Warrant.

    The actions approved by this Consent as it relates to the Series D Exchange shall not be effective unless and until either (i) holders of Series D Preferred Shares representing one hundred percent (100%) of the issued and outstanding shares of Series D Preferred Shares consent to the filing of the Amendment prior to December 14, 2007 ("Consent Deadline"), or (ii) holders of Series D Preferred Shares representing at least seventy-five percent (75%) of the issued and outstanding shares of Series D Preferred Shares consent to the filing of the Amendment prior to the Consent Deadline, stockholders representing at least fifty percent (50%) of the issued and outstanding shares of Common Stock of the Company approve the Amendment, at a meeting duly called by the Secretary of the Company for the purpose of, among other items, approving such Amendment, to be taken at the Company's next shareholder meeting (which is currently scheduled for January 2008) ("Shareholder Approval"), and the Company shall have filed the Certificate of Amendment with the Delaware Secretary of State, in substantially the form attached hereto as Exhibit B, within five (5) business days following Shareholder Approval (together, "Required Approvals"). The Warrant Exchange shall not be effective unless and until the holders of Series D Preferred Shares representing at least seventy-five percent (75%) of the issued and outstanding shares of Series D Preferred Shares consent to the filing of the Amendment prior to the Consent Deadline. In the event all Required Approvals are obtained, the Series D Preferred shall terminate as a class of equity securities of the Company, resulting in each Holder owning the Exchange Shares, and/or Series E Preferred. In the event the Required Approvals are not obtained, this Consent shall be terminated, and shall be of no further force and effect.

    In order to receive the Exchange Shares and the Warrant Exchange Shares, the Holder shall deliver to the Company for cancellation all certificates and agreements evidencing all Series D Preferred Shares and Warrants held by Holder, or an affidavit of loss, theft or destruction thereof with respect to such certificates and/or agreements. Upon receipt of the Series D Preferred Shares and Warrants and the satisfaction of all of the conditions to the Series D Exchange and the Warrant Exchange, the Company shall issue to the each Holder (i) certificates evidencing 3,000 Exchange Shares for each Series D Preferred Share exchanged, and (ii) two (2) Warrant Exchange Shares for every three (3) Warrants cancelled and surrendered.

    Holder acknowledges and agrees that that the existence of this Consent and the information contained herein and in the Exhibit attached hereto is of a confidential nature and shall not, without the prior written consent of the Company, be disclosed by Holder to any person or entity, other than Holder's personal financial and legal advisors for the sole purpose of evaluating an investment in the Company, and that it shall not, without the prior written consent of the Company, directly or indirectly, make any statements, public announcements or release to trade publications or the press with respect to the subject matter of this Consent. Holder further acknowledges and agrees that the information contained herein and in the other documents relating to this transaction may be regarded as material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any person who has received material non-public information relating to the Company from purchasing or selling securities of the Company, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Company. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, Holder shall not purchase or sell any securities of the Company, or communicate such information to any other person.

IN WITNESS WHEREOF, this Consent was duly executed on the date set forth below.

HOLDER:	Number of Shares of Series D Preferred Currently Held
By: ____________________________	_______________________
Print Name: ______________________
Print Title: _______________________
Date: ___________________________

EXHIBIT A

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES

OF THE

SERIES E CONVERTIBLE PREFERRED STOCK

OF

DIRT MOTOR SPORTS, INC.

The undersigned, the Chief Executive Officer of Dirt Motor Sports, Inc., a Delaware corporation (the "Company"), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolution creating a series of Series E Convertible Preferred Stock, was duly adopted on September 28, 2007:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), there hereby is created out of the shares of Preferred Stock, par value $.01 per share, of the Company authorized in Article IV of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Company, to be named "Series E Convertible Preferred Stock," consisting of Fifty Thousand (50,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

    Designation and Rank. The designation of such series of the Preferred Stock shall be the Series E Convertible Preferred Stock, par value $.01 per share (the "Series E Preferred Stock"). The maximum number of shares of Series E Preferred Stock shall be Fifty Thousand (50,000) shares. The Series E Preferred Stock shall rank prior to the common stock, par value $.01 per share (the "Common Stock") for purposes of liquidation preference, and to all other classes and series of equity securities of the Company that by their terms do not rank senior to the Series E Preferred Stock ("Junior Stock").
    Dividends. Whenever the Board of Directors declares a cash dividend on the Common Stock each holder of record of a share of Series E Preferred Stock, or any fraction of a share of Series E Preferred Stock, on the date set by the Board of Directors to determine the owners of the Common Stock of record entitled to receive such dividend (the "Record Date") shall be entitled to receive, out of any assets at the time legally available therefore, an amount equal to such dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series E Preferred Stock could be converted on the Record Date.
    Voting Rights.
      Class Voting Rights. The Series E Preferred Stock shall have the following class voting rights. So long as any shares of the Series E Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least three-fourths (3/4) of the shares of the Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series E Preferred Stock vote separately as a class: (i) amend, alter or repeal the provisions of the Series E Preferred Stock so as to adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock; or (ii) effect any distribution with respect to Junior Stock except that the Company may effect a distribution on the Common stock if the Company makes a like kind distribution on each share, or fraction of a share, of Series E Preferred Stock in an amount equal to the distribution on one share of Common Stock multiplied by the number of shares of Common Stock into which such one share, or such fraction of a share, of Series E Preferred Stock can be converted at the time of such distribution.
      General Voting Rights. Except with respect to transactions upon which the Series E Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above, the Series E Preferred Stock shall have no voting rights. The Common Stock into which the Series E Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.
    Liquidation Preference.
      In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series E Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company, whether such assets are capital or surplus of any nature, an amount equal an amount per share of Series E Preferred Stock calculated by taking the total amount available for distribution to holders of all the Company's outstanding Common Stock before deduction of any preference payments for the Series E Preferred Stock, divided by the total of (x) all of the then outstanding shares of the Company's Common Stock, plus (y) all of the shares of the Company's Common Stock into which all of the outstanding shares of the Series E Preferred Stock can be converted (the "Liquidation Preference Amount") before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are sufficient to pay in part, but are not sufficient to pay in full, the Liquidation Preference Amount payable to the holders of outstanding shares of the Series E Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series E Preferred Stock, then all of said assets available to pay a part of the Liquidation Preference Amount to the holders of the outstanding shares of Series E Preferred Stock and the other classes of stock on a parity as to rights on liquidation, dissolution or winding up, will be distributed among the holders of the Series E Preferred Stock and the other classes of stock on a parity with the Series E Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series E Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series E Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series E Preferred Stock), or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series E Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series E Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.
    Conversion. The holder of Series E Preferred Stock shall have the following conversion rights (the "Conversion Rights"):
      Right to Convert. At any time on or after the Issuance Date, the holder of any such shares of Series E Preferred Stock may, at such holder's option, subject to the limitations set forth in Section 7 herein, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series E Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock at a conversion rate of one thousand (1,000) shares of Common Stock for each share of Series E Preferred Stock (subject to adjustments set forth in Section 7(e) herein, the "Conversion Rate") . The Company shall keep written records of the conversion of the shares of Series E Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series E Preferred Stock upon any conversion of the Series E Preferred Stock as provided in Section 5(b) below.
      Mechanics of Voluntary Conversion. The Voluntary Conversion of Series E Preferred Stock shall be conducted in the following manner:
        Holder's Delivery Requirements. To convert Series E Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company, and (B) with respect to the conversion of shares of Series E Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date, but in no event later than six (6) business days after such date, the original certificates representing the shares of Series E Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").
        Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Company of the certificate representing the shares of Series E Preferred Stock being converted, (x) issue and deliver to the Depository Trust Company ("DTC") account on the holder's behalf via the Deposit Withdrawal Agent Commission System ("DWAC") as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, and (y) if the certificate so surrendered represents more shares of Series E Preferred Stock than those being converted, issue and deliver to the holder a new certificate for such number of shares of Series E Preferred Stock represented by the surrendered certificate which were not converted.
        Intentionally Omitted.
        Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series E Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.
        Company's Failure to Timely Convert. If within three (3) business days of the Company's receipt of the Conversion Notice (the "Share Delivery Period") the Company shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series E Preferred Stock (a "Conversion Failure"), in addition to all other available remedies which such holder may pursue hereunder, the Company shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and (B) the closing bid price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (pro rated for partial months) until such payments are made.
      Intentionally Omitted
      Intentionally Omitted.
      Adjustments of Conversion Rate.
        Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Rate shall be proportionately increased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Rate shall be proportionately decreased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.
        Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Rate shall be increased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Rate then in effect by a fraction:
            the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately after such issuance on the close of business on such record date; and
            the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date.
        Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Rate shall be made and provision shall be made (by adjustments of the Conversion Rate or otherwise) so that the holders of Series E Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series E Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series E Preferred Stock.
        Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series E Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Rate shall be made and provisions shall be made so that the holder of each share of Series E Preferred Stock shall have the right thereafter to convert such share of Series E Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series E Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.
        Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Rate shall be made and provision shall be made so that the holder of each share of Series E Preferred Stock shall have the right thereafter to convert such share of Series E Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change which the holder of such share of Series E Preferred Stock would have received if such share of Series E Preferred Stock had been converted prior to such Organic Change.
        Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.
      No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series E Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series E Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series E Preferred Stock shall have been issued.
      Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Rate or number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series E Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series E Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series E Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.
      Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series E Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.
      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following (x) being mailed by certified or registered mail, postage prepaid, return-receipt requested, or (y) delivered to an express mail delivery service such as Federal Express, with written receipt by the addressee required, in either case addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series E Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series E Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.
      Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series E Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company, at its option, shall pay cash equal to the product of such fraction multiplied by the average of the closing bid prices of the Common Stock for the five (5) consecutive trading immediately preceding the Voluntary Conversion Date, or (ii) issue one whole share of Common Stock to the holder.
      Reservation of Common Stock. The Company shall, so long as any shares of Series E Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series E Preferred Stock then outstanding (without giving effect to the limitations set forth in Section 7 hereof).
      Retirement of Series E Preferred Stock. Conversion of Series E Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date. The Company shall keep written records of the conversion of the shares of Series E Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series E Preferred Stock upon any conversion of the Series E Preferred Stock represented by such certificates.
      Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series E Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.
    No Preemptive or Redemption Rights. Except as provided in Section 5 hereof no holder of the Series E Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable. Except as provided in Section 5 neither the Company nor the holder has the right to have the Company redeem the Series E Preferred Stock.
    Conversion Restriction.
        Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series E Preferred Stock convert shares of the Series E Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by such holder at such time, would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a holder of Series E Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the "Waiver Notice") that such holder would like to waive Section 7(a) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series E Preferred Stock, this Section 7(a) shall be of no force or effect with regard to those shares of Series E Preferred Stock referenced in the Waiver Notice;
        Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series E Preferred Stock convert shares of the Series E Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by such holder at such time, would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a holder of Series E Preferred Stock providing the Company with a Waiver Notice that such holder would like to waive Section 7(b) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series E Preferred Stock, this Section 7(b) shall be of no force or effect with regard to those shares of Series E Preferred Stock referenced in the Waiver Notice.
    Inability to Fully Convert.

    (a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, from issuing all of the Common Stock which is to be issued to a holder of Series E Preferred Stock pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and with respect to the unconverted Series E Preferred Stock (the "Unconverted Preferred Stock") the holder, solely at such holder's option, can elect, at any time after receipt of notice from the Company that there is Unconverted Preferred Stock, to void the holder's Conversion Notice as to the number of shares of Common Stock the Company is unable to issue and retain or have returned, as the case may be, the certificates for the shares of the Unconverted Preferred Stock.

    In the event a Holder shall elect to convert any shares of Series E Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or any of said shares of Series E Preferred Stock shall have issued.

        Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to a holder of Series E Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 8(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice and (ii) the number of shares of Series E Preferred Stock which cannot be converted.
        Pro-rata Conversion. In the event the Company within a period of ten days receives Voluntary Conversion Notices from more than one holder of Series E Preferred Stock and such holder elected to have converted some, but not all, of the Series E Preferred Stock required to be converted as a result of such Voluntary Conversion Notices, the Company shall convert from each holder of Series E Preferred Stock electing to have Series E Preferred Stock converted within such ten day period, an amount equal to the number of shares of Series E Preferred Stock the Company can convert in such ten day period multiplied by a fraction, the numerator of which shall be the number of shares of Series E Preferred Stock such holder elected to have converted in such ten day period and the denominator of which shall be the total number of shares of Series E Preferred Stock all holders elected to have converted in such ten day period.
    Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than three-fourths (3/4) of the then outstanding shares of Series E Preferred Stock, shall be required for any change to this Certificate of Designation or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series E Preferred Stock.
    Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series E Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.
    Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series E Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series E Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
    Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.
    Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series E Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

  IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 28th day of September, 2007.

DIRT MOTOR SPORTS, INC.

 By: _/s/ Tom Deery_________________

Name: Tom Deery

Title: Chief Executive Officer

EXHIBIT B

CERTIFICATE OF AMENDMENT

Each share of Series D Convertible Preferred Stock, par value $.01 per share (the "Series D Stock") that is issued and outstanding as of the Effective Time, shall be and is, automatically and without any further action on the part of the stockholders of the Corporation, exchanged for 3,000 shares of Common Stock (the "Exchange"); provided, however, that if, as a result of the Exchange, any stockholder would be deemed to beneficially own in excess of 9.99% (the "Threshold") of the issued and outstanding Common Stock of the Corporation, such stockholder shall receive, in lieu of the amount of Common Stock in excess of the Threshold, that number of shares of the Corporation's Series E Convertible Preferred Stock, $.01 par value per share ("Series E Stock"), that are convertible into the number of shares of Common Stock in excess of the Threshold.

The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock and/or Series E Stock, as applicable, outstanding as a result of the Exchange unless and until the certificates evidencing the shares of Series D Stock held by a holder prior to the Exchange are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Holders of shares of Series D Stock immediately prior to the Exchange shall, from and after the Effective Time, cease to own, be holders of or have any rights to or arising out of any shares of Series D Stock and, in lieu thereof, shall automatically and without any further action become owners or holders of and have rights to and arising out of the number of shares of Common Stock and/or Series E Stock, as applicable, for which such shares of Series D Stock are exchanged. Until such time as each holder of shares of Series D Stock receives the stock certificate or stock certificates representing shares of Common Stock and/or Series E Stock, as applicable, all stock certificates that, immediately prior to the Effective Time, represented shares of Series D Stock held by such holder, shall, from and after the Effective Time, cease to represent shares of Series D Stock and shall be deemed to represent the number of shares of Common Stock and/or Series E Stock, as applicable, into which the shares of Series D Stock previously represented by such stock certificate or certificates were exchanged at the Effective Time."